Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the ZOLL Medical Corporation Amended and Restated 2001 Stock Incentive Plan and Amended and Restated 2006 Non-Employee Director Stock Option Plan of our report dated December 12, 2007, with respect to the consolidated financial statements and schedule of ZOLL Medical Corporation as of September 30, 2007 and for each of the two years in the period then ended, included in its Annual Report (Form 10-K) for the year ended September 28, 2008 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

February 10, 2009